Exhibit 99.1

DiamondRock Hospitality Company
6903 Rockledge Drive
Bethesda, MD 20817
(240) 744-1150

NEWS

CONTACT:	Christopher King (240) 744-1150 info@drhc.com

DIAMONDROCK HOSPITALITY COMPANY PROVIDES UPDATE ON CAPITAL INITIATIVES

BETHESDA, MD – September 14, 2009 – DiamondRock Hospitality Company (NYSE: DRH) today provided an update on its recent capital initiatives. The highlights are as follows:

•	Courtyard Manhattan/Midtown East Financing: On September 11, 2009, the Company refinanced the debt that was secured by a mortgage on its Courtyard Manhattan/Midtown East hotel with new $43.0 million secured debt issued by Massachusetts Mutual Life Insurance Company maturing on October 1, 2014. The existing $40.5 million of debt was scheduled to mature on December 11, 2009.

•	Controlled Equity Program Update and Revised Share Guidance: During the third quarter, the Company raised gross proceeds of $57.3 million through the sale of 8.1 million shares of common stock under our $75 million controlled equity offering program (average sale price of $7.05). Including all shares sold under the program, the Company had approximately 116.2 million shares outstanding as of September 11, 2009, which was the last day of its third fiscal quarter. Based solely on stock sales through the end of its third fiscal quarter, the Company expects to have approximately 106.2 million fully-diluted weighted average shares of its common stock for the year ended December 31, 2009.

•	Griffin Gate Marriott Debt Maturity: The Company provided notice to the servicer of the $28 million Griffin Gate Marriott mortgage debt that the Company intends to repay the loan during the fourth quarter of 2009. The mortgage debt matures on January 1, 2010 and is prepayable without penalty commencing October 1, 2009. After repayment of the mortgage debt, the hotel will be unencumbered.

•	Bethesda Marriott Suites Debt: The Company expects to repay the $5 million Bethesda Marriott Suites mortgage debt during the fourth quarter of 2009. The mortgage debt matures in July 2010 and is currently prepayable without penalty. After repayment of the mortgage debt, the hotel will be unencumbered.

Mark W. Brugger, Chief Executive Officer, commented: “DiamondRock continues to take prudent steps to manage its balance sheet in order to achieve the dual goals of weathering the economic storm and positioning the Company for growth through the acquisition of attractive opportunities at the appropriate time. Our recently completed capital initiatives have placed DiamondRock in a position of strength with a capital structure that has no corporate debt (including no preferred equity or draws on its corporate line of credit), ten of our twenty hotels unencumbered by mortgage debt, no debt maturities until late 2014, and meaningful unrestricted corporate cash. Moreover, these steps, particularly the equity issuance, are consistent with the Company’s desire to operate at conservative leverage levels; after the completion of these initiatives the Company’s total net debt will represent approximately 32% of hotel cost.”

About the Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. DiamondRock owns 20 hotels with approximately 9,600 guestrooms. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com .

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to complete planned renovation on budget; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete acquisitions; our ability to raise equity capital; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.